Microsoft Word 10.0.3416;T. ROWE PRICE TAX-FREE HIGH YIELD FUND, INC.
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The T. Rowe Price Tax-Free High Yield Fund, along with five other plaintiffs, filed a lawsuit in the Philadelphia Court for Common Pleas against several defendants on February 19, 2002. The matter was removed to the United States District Court for the Eastern District of Pennsylvania by one of the defendants. An Amended Complaint was filed on March 18, 2002. The Plaintiffsare the T. Rowe Price Tax-Free High Yield Fund; Van Kempen High Yield Municipal Fund; Van Kempen Municipal Trust; Van Kempen Intermediate Term Municipal Income Fund; Strong High Yield Municipal Bond Fund, Inc.; and RRH Capital Management, Inc. The Defendants are Orchard Hill Development Corporation; O'Donnell & Naccarato; Thomas J. Holt, Sr.; Leo Holt; Thomas J. Holt, Jr.; Lorraine Robins; John Evans; Michael Fluehr; and various partnerships and entities owned or controlled by the Holt family.

The Complaint alleged conversion, fraud, negligent misrepresentation, state securities fraud, and constructive trust. The Plaintiffs invested $19,550,000in Camden County Improvement Authority Lease Revenue Bonds ("Bonds"). The Bonds were used to fund an improvement project known as the Kaighn Point Marine Terminal Project. The Plaintiffs have alleged that, despite payments of over $17,000,000 to various entities controlled by the family of Thomas J. Holt, Sr. ,there was no significant reconstruction work done on the project and the property is, basically, useless. The Plaintiffs are seeking compensatory and punitive damages and interest.

T. ROWE PRICE TAX-FREE HIGH YIELD FUND, INC.

T. Rowe Price Tax-Free High Yield Fund, along with several other plaintiffs, filed a lawsuit in the Third District Court for the State of Utah (Tooele County) on July 2, 2001. The Plaintiffs are the T. Rowe Price Tax-Free High Yield Fund; Eaton Vance Distributors, Inc.; Delaware Investment Advisors; John Hancock Funds, Inc.; and Putnam Investments, Inc. The Defendants are Laidlaw, Inc., and several officers and directors of Laidlaw; Safety-Kleen Corp.; and Laidlaw Environmental Services.

The Complaint alleged fraud, negligent misrepresentation and state securities fraud claims against the defendants. The litigation was initiated after reports of accounting irregularities surfaced. The Plaintiffs are seeking compensatory and punitive damages and interest.

T. ROWE PRICE TAX-FREE HIGH YIELD FUND

The Wreath School, Inc. v. ACA Financial Guaranty Corporation, Prudential National Municipals Fund, Inc., T. Rowe Price Tax-Free High Yield Fund, Inc., Smith Barney Municipal High Income Fund, Bradford College, GFI Acquisitions filed June 27, 2002 in Essex Superior Court in the Commonwealth of Massachusetts, counterclaim filed against Wreath on July 22, 2002; case later removed to United States Bankruptcy Court District of Massachusetts (Western Division) on August 8, 2002.

This is an action filed by Wreath School, Inc. against several bondholders of Bradford College (including T. Rowe Price Tax-Free High Yield Fund (TFH)), Bradford College, and GFI Acquisitions (the ultimate purchaser of Bradford College). TFH owned $6 million of the $17.9 million in Massachusetts Industrial Finance Agency Revenue Bonds, Bradford College Issue, Series 1998 when the college closed in May, 2000. The Wreath School bid on the property but, after several attempts, failed to close the transaction. GFI Acquisitions then entered into a written Purchase and Sale Agreement pursuant to which GFI agreed to purchase the property. Wreath filed this action to stop the closing, claiming that it had a claim on the property. The defendants counterclaimed claiming that Wreath intentionally interfered with the sale of the property. Bradford then filed Chapter 11 and this matter was removed to the Bankruptcy Court on August 8, 2002. The judge subsequently ordered the sale of Bradford to GFI and on August 22, 2002, the property was sold to GFI Acquisitions.
The parties have executed settlement agreements to dismiss all claims against each other and the matter is expected to be dismissed by April 25, 2003.